Exhibit 10.6

STRATEGIC ADVISOR AGREEMENT

This Strategic Advisor Agreement (the “Agreement”) is entered into as of October __, 2025 (the “Effective Date”), by and between Predictive Oncology, Inc., a Delaware corporation with its principal place of business at 91 43rd Street, Suite 110, Pittsburgh, Pennsylvania 15201 (“Company”), and DNA Holdings Venture, Inc., a Puerto Rico corporation with its principal place of business at 151 C. de San Francisco, San Juan, 00901, Puerto Rico (“Advisor”). Company and Advisor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Company desires to expand and diversify its business through integration of cryptocurrency and digital asset strategies in both its product offerings and as part of its treasury management strategy, and intends to allocate substantially all the proceeds from capital market activities to the holding of digital assets (collectively, the “Field”); and

WHEREAS, Advisor has considerable business and industry experience and special expertise that is related to, or otherwise could assist the Company in, the Field and the Company seeks to benefit from Advisor’s experience and expertise by retaining them as an advisor to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1. Engagement

1.1 Services. Advisor is hereby engaged by the Company on a non-exclusive basis to provide financial advisory services related to the Field and/or other business matters, including efforts to seek out, evaluate, acquire, and develop market opportunities within the Field. Services shall be provided at such times as are mutually agreed, with due regard for the Advisor’s other commitments (the “Services”).

1.2 Independent Contractor. Advisor shall perform the Services as an independent contractor and not as an employee, agent, or partner of Company. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties.

2. Term and Termination

2.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years, unless earlier terminated in accordance with this Section 2 (the “Term”).

2.2 Termination for Cause. Either Party may terminate this Agreement immediately upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach.

2.3 Termination by Mutual Agreement. Both Parties may agree in writing to terminate this agreement by mutual agreement at any point during the Term.

2.4 Effect of Termination for Cause or by Mutual Agreement. Upon termination of this Agreement, Advisor shall cease providing the Services, and Company shall pay Advisor any fees due and payable under this Agreement up to the effective date of termination, and any and all compensation previously paid to the Advisor for its services will be deemed fully earned and non-refundable.

3. Compensation

3.1 Compensation. Company shall pay Advisor the compensation set forth in Schedule A attached hereto (the “Compensation”).

4. Confidentiality

4.1 Confidential Information. “Confidential Information” means non-public information regarding the disclosing Party’s business affairs, financial information, including any digital asset holding and investment strategy, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.”

4.2 Exclusions. Confidential Information does not include information that, a receiving Party can demonstrate through written documentation: (a) is or becomes publicly available through no fault, act or omission of Advisor; (b) was known to the receiving Party prior to disclosure; or (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information. In the event that the receiving Party is required by judicial or administrative process to disclose Confidential Information, the receiving Party shall promptly notify the disclosing Party and allow the disclosing Party a reasonable time to oppose such process or to seek limitations on the portion of the Confidential Information that is required to be disclosed; provided further, that, such disclosure shall not cause the information so disclosed to lose its confidential nature and in all other instances and circumstances such information shall remain Confidential Information.

4.3 Treatment of Confidential Information. Each Party shall: (A) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The recipient shall be responsible for any breach of this Section 4.3 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

4.4 Survival. The obligations under Sections 4.1, 4.2, and 4.3 shall survive the termination or expiration of this Agreement for a period of two (2) years.

5. Limitation of Liability

5.1 Liability Cap. Except for liabilities arising from a Party’s gross negligence, fraud or willful misconduct, breach of obligations under Section 4, each Party’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total Compensation paid or payable to the Advisor under this Agreement.

5.2 Exclusion of Consequential Damages. Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

5.3 Loss Disclaimer. The Advisor shall not be liable to the Company for any third party losses, claims, damages, liabilities, costs or expenses (including legal fees or expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by the Advisor or threatened in connection with the Company’s business, investments and activities (together “Losses”), except to the extent that such Losses are determined finally by a court of competent jurisdiction to have resulted from (a) a breach by Advisor of any obligation, representation or covenant contained in this Agreement or (b) the willful misconduct or gross negligence of the Advisor.

6. Representations and Warranties

6.1 Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2 Disclaimer. Except as expressly set forth in this Agreement, Advisor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

6.3 Investor Status. The Advisor represents and warrants that it is either: (i) an “accredited investor” as defined in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. The Advisor hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of Regulation D under the Securities Act.

6.4 Compliance with Law. Advisor represents and warrants that it shall comply with all laws, rules and regulations related to the performance of the Services.

7. Miscellaneous

7.1 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any claim, dispute, or controversy (“Claim”) arising out of or relating to this Agreement or the relationships among the parties hereto shall be resolved by one arbitrator through binding arbitration conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”) as those Rules exist on the effective date of this Agreement, including Rules 16.1 and 16.2 of those Rules. The arbitrator’s decision shall be final, binding, and non-appealable. Judgment upon the award may be entered and enforced in any court having jurisdiction. This clause is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act. Neither party shall sue the other party other than as provided herein; any such suit may be brought only in a Federal District Court or a New York state court sitting in the City of New York, Borough of Manhattan.

7.2 Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof.

7.3 Amendments. This Agreement may only be amended in writing signed by both Parties.

7.4 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition, or sale of substantially all of its assets or to a wholly-owned subsidiary.

7.5 Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above by certified mail, courier, or email (with confirmation of receipt).

7.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

Predictive Oncology, Inc.

By:
Name:	Raymond Vennare
Title:	Chief Executive Officer
Date:

ADVISOR:
DNA Holdings Venture, Inc.

By:
Name:	Shawn Matthews
Title:	Chief Executive Officer
Date:

[Signature Page to Strategic Advisor Agreement]

Schedule A

Compensation

As compensation for services rendered by the Advisor under this Agreement, Company shall as soon as reasonably practicable issue warrants to purchase [_________] shares of the common stock of the Company (the “Advisor Warrants”). The exercise price of the Advisor Warrants shall be [__].

The Advisor Warrants will be exercisable any time within five (5) years of closing of the Offering, shall have a “Beneficial Ownership Limitation” of 4.99% (or, at the election of the Advisor, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of the securities on the issuance date of the Advisor Warrants, and shall include a cashless exercise option. The Advisor Warrants shall also have piggy back registration rights.

The terms (including exercise prices) of the Advisor Warrants shall be governed by a separate warrant agreement entered into between Company and Advisor, contemporaneously with execution of the Strategic Advisor Agreement to which this Schedule A is attached.